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                                                                                         EXHIBIT 11
       Computation of Earnings per Share
       ($000 except per share data)
                                                  The three months ended      The nine months ended
                                                  -----------------------    -----------------------
                                                 September 30 October 1,     September 30 October 1,
                                                      1995       1994            1995        1994
                                                  -----------------------    -----------------------
       PRIMARY:
       Wtd avg common shares outstanding                2,501      2,501           2,493      2,501
       Common equivalent shares                             5          0               3          0
                                                  -----------------------    -----------------------
       Wtd avg common shares and commom
          equivalent shares outstanding                 2,506      2,501           2,496      2,501
                                                  =======================    =======================
       Net income applicable to common shares     $      (382)       288     $       332        666
                                                  =======================    =======================
       Prmiary earnings per share                 $     (0.15)      0.12     $      0.13       0.27
                                                  =======================    =======================

       FULLY DILUTED:
       Wtd avg common shares outstanding                2,496      2,501           2,489      2,501
       Common equivalent shares                            10          0              10          0
       Additional shares assuming conversion
          of subordinated debentures                      683        650             683        650
                                                  -----------------------    -----------------------
       Fully diluted wtd avg common shares and
         common equivalent shares outstanding           3,189      3,151           3,182      3,151
                                                  =======================    =======================
       Net income for diluted common shares       $      (292)       377     $       602        936
                                                  =======================    =======================
       Fully diluted earnings per share           $     (0.09)      0.12     $      0.19       0.30
                                                  =======================    =======================


       ----------------------------------------

       Common shares have been adjusted to give effect to the 5% stock dividend paid January 27,
       1995.

       The $4,500,000 8% Convertible Subordinated Notes are convertible to common shares at a price of $6.59 per share after giving effect to the stock dividend  paid January 27, 1995.

       Earnings per common share and common equivalent share were computed by dividing the net income by the weighted average number of shares of common stock and common stock equivalents outstanding during the period.

       Earnings per common share, assuming full dilution, is determined by assuming that at the beginning of the period convertible notes were converted at the price per share in effect at that time and common share options were excercised.  As to the options, incremental shares would be calculated using the treasury stock method, assuming common share purchases at the greater of the average market price of the common shares for the period or the ending price of the common shares.

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